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Exhibit 10.75

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of December 1, 2010, by and among: NEWLINK GENETICS CORPORATION, a Delaware corporation ("Parent"); BPS MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); BIOPROTECTION SYSTEMS CORPORATION, a Delaware corporation (the "Company"); and BPS STOCKHOLDER REPRESENTATIVE, LLC as the Representative (as defined in Section 8.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        B.    This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

        C.    Concurrently with the execution and delivery of this Agreement, Company Stockholders (i) holding Company Capital Stock with sufficient voting power to adopt this Agreement and approve the terms of the Merger and (ii) holding a majority of the Company Capital Stock held by those Company Stockholders who are "disinterested" in respect of the Merger (as determined in the sole discretion of the special committee of the board of directors of Parent formed to consider this Agreement and the Merger (the "Parent Special Committee") have executed a written consent in the form of Exhibit B (the "Written Consent") adopting this Agreement.

AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub with and into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this agreement (the "Closing") shall take place at the offices of Cooley LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, at 10:00 a.m., Colorado time, on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to as the "Closing Date." Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Certificate of Organization.

          (a)   The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent.

          (b)   The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

          (c)   The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

        1.5    Conversion of Shares.

          (a)   Subject to Sections 1.10 and 1.11, and subject to the provision for adjustment set forth below in Section 1.5(e), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

              (i)  each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.084 shares of Parent Series E Stock;

             (ii)  each share of Company Series A Preferred Stock and Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.08985 shares of Parent Series E Stock; and

           (iii)  each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.03385 shares of Parent Series E Stock.

          (b)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder, (i) any shares of Company Common Stock held by the Company (or held in the Company's treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; (ii) each share of Company Capital Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto; and (ii) each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation (and each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation).

          (c)   If any shares of Company Series B Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract or under which the Company has any rights, then the shares of Parent Series E Stock issued in exchange for such shares of Company Series B Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Series E Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time: (i) any Merger Consideration payable to such holder shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (ii) such Merger Consideration need not be delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract in accordance with the terms and conditions of such agreement or other Contract.

          (d)   No fractional shares of Parent Series E Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Series E Stock (after aggregating all fractional shares of Parent Series E Stock issuable to such holder) shall, in lieu of each such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying each such fraction by $31.25.

          (e)   To the extent that the amount of the outstanding principal balance and accrued interest under the Parent Note is decreased prior to the Note Conversion (as defined below), a corresponding adjustment will be made to the conversion ratios set forth above in Section 1.5(a) using the same methodology that was used by the parties to generate those conversion ratios but substituting the decreased amounts owed under the Parent Note for the amounts set forth in Part 2.5(a) of the Disclosure Schedule. If, for example, the amount of the outstanding principal balance plus accrued interest is decreased from the amount set forth in Part 2.5(a) of the Disclosure Schedule to $2,550,000, then the ratios reflected in subsections (i), (ii) and (iii) of this Section 1.5(a) would become (i) 0.084 shares of Parent Series E Stock for each share of Company Series B Preferred Stock, (ii) 0.09065 shares of Parent Series E Stock for each share of Company Series A Preferred, and (iii) 0.03465 shares of Parent Series E Stock for each share of Company Series B Common, respectively.

        1.6    Holdback Amount.    The Holdback Amount shall be withheld from the Merger Consideration otherwise payable to the Company Stockholders at the Effective Time. The Holdback Amount shall constitute security for the indemnification obligations of the Company Stockholders pursuant to Section 7. Promptly following the Expiration Date, the shares of Parent Series E Stock that constitute the Holdback Amount, if any, shall be issued by Parent to the Company Stockholders in accordance with their respective Holdback Contribution Amount as set forth on the Spreadsheet. Notwithstanding the foregoing, Parent shall have the right to withhold and retain from the Holdback Amount any sum that may be owed (or that may be claimed to be owed) to any Indemnitee under Section 7 and Exhibit D. Any such Holdback Amount shall be retained by Parent and/or paid to the former Company Stockholders in accordance with Exhibit D.

        1.7    Company Options.

          (a)   At the Effective Time, each outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Effective Time shall be assumed and converted into a right to receive that number of Parent Options equal to (rounded down to the nearest whole share) the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio, each with an exercise price applicable to the Parent Option (rounded up to the nearest whole cent) equal to the per share exercise price applicable to the Company Option as of immediately before the Effective Time divided by the Option Exchange Ratio. The adjustments provided in this Section 1.7 to any Company Options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code. Each such assumed and converted Company Option shall be subject to the same vesting schedule (including vesting commencement date) and have the same expiration date as applied to such Company Option as of immediately prior to the Effective Time. As of the Effective Time, Company Options shall terminate and cease to be outstanding. As soon as reasonably practicable after the Effective Time and delivery to Parent of the Parent Common Stock Appraisal, Parent shall deliver to the former holders of Company Options converted pursuant to this Section 1.7 appropriate notices setting forth such holders' rights pursuant to the applicable Parent Equity Plan and stock option agreements evidencing the Parent Options into which such Company Options are converted.

          (b)   Notwithstanding anything in this Agreement to the contrary, to the extent that the amount of the outstanding principal balance and accrued interest under the Parent Note is decreased prior to the Note Conversion (as defined below), a corresponding adjustment will be made to the numerator of the Option Exchange Ratio using the same methodology that was used by the parties to generate the numerator as of the date of this Agreement but substituting the decreased amounts owed under the Parent Note for the amounts set forth in Part 2.5(a) of the Disclosure Schedule. If, for example, the amount of the outstanding principal balance plus accrued interest is decreased from the amount set forth in Part 2.5(a) of the Disclosure Schedule to $2,550,000, then the numerator of the Option Exchange Ratio will be $1.083.

        1.8    Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (each, a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

        1.9    Exchange of Certificates.

          (a)   As soon as reasonably practicable following the Effective Time, Parent will deliver to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (which letter of transmittal shall contain provisions allowing for each Company Stockholder to become a party to the Parent Financing Agreements and specifically providing that each Company Stockholder shall agree to enter into a customary lock-up agreement in the event of an initial public offering of Parent Common Stock identical in all material respects to the lock-up agreement that other holders of Parent Common Stock will be required to execute) (a "Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of Company Stock Certificates. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration upon such surrender as contemplated by this Section 1.9. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration therefor, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of lost certificate.

          (b)   To the fullest extent permitted by applicable law, Parent and the Surviving Corporation shall be relieved of any and all liability to any holder or former holder of Company Capital Stock or Company Options for any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        1.10    Dissenting Shares.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

          (b)   If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

          (c)   The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer (which consent shall not be unreasonably withheld or delayed).

        1.11    Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to holders of Company Capital Stock and Company Options, such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made

        1.12    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of Parent and Merger Sub shall be fully authorized to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses in order to be effective will specify the section or subsection to which they apply but will also qualify other sections or subsections in this Section 2 to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection), the Company represents and warrants to, and for the benefit of the Indemnitees, as follows:

        2.1    Subsidiaries; Due Organization; Etc.

          (a)    Organization.    The Company has been duly incorporated, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the State of Delaware. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

          (b)    Qualification.    The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

          (c)    Directors and Officers.    Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of the Company; (ii) the names of the members of each committee of the board of directors (or similar body) of the Company; and (iii) the names and titles of the officers of the Company.

          (d)    Subsidiaries.    The Company has no Subsidiaries. The Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

        2.2    Organizational Documents; Records.    The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of the board of directors of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

        2.3    Capitalization, Etc.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of (i) 7,000,000 shares of Company Series A Common Stock, all of which are issued and are outstanding, (ii) 13,500,000 shares of Company Series B Common Stock, of which 2,935,814 shares are issued and outstanding, (iii) 1,444,721 shares of Company Series A Preferred Stock, all of which are issued and outstanding, and (iv) 3,055,279 shares of Company Series B Preferred Stock, of which 555,930 shares are issued and outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Each outstanding share of Company Series A Preferred Stock and Company Series B Preferred Stock is, as of the date hereof, and will be as of the Effective Time, convertible into Company Series B Common Stock on a one-for-one basis. The Company Capital Stock is held, as of the date hereof, by the holders and in the amounts set forth in Part 2.3(a) of the Disclosure Schedule. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company Stockholders, together with Parent, are the owners of record of all the Company Capital Stock as of the date hereof. Part 2.3(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the Company's securityholders, their mailing addresses and the number of shares of Company Capital Stock and Company Options owned by each of them. With respect to holders of Company Options, Part 2.3(a) of the Disclosure Schedule indicates whether, as of the date hereof, the holder is an employee of the Company, the number of shares and class or series of Company Capital Stock issuable upon the exercise of each such Company Option, the date of grant, the exercise price per share, whether such holder is an "accredited investor" within the meaning of Regulation D of the Securities Act (with respect to any holder who is not an employee of the Company), whether such Company Option qualifies as an incentive stock option, the vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date hereof and the extent to which such Company Option is subject to automatic acceleration upon the occurrence of any event.

          (b)   None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal or similar right in favor of the Company or any other Person. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. None of the shares of Company Capital Stock is subject to a repurchase option in favor of the Company or any other Person.

          (c)   Except for outstanding options to purchase 395,000 shares of Company Series B Common Stock under the Company Option Plan, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company; (iii) Contract under which any of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that could reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of the Company or (B) any portion of the Merger Consideration payable in connection with the Merger. Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person.

          (d)   All outstanding shares of capital stock, options, warrants and other securities of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or registration of any shares of Company Capital Stock. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, based on a claim of breach of fiduciary duty by the Company's directors or officers arising out of actions taken by the Company's directors or officers prior to the Effective Time, nor is there any Basis that would give rise to such Legal Proceeding.

          (e)   The Company has not repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock, other than in connection with the termination of a Company Employee's employment. All securities so reacquired by the Company were reacquired in compliance with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

          (f)    Each Company Employee Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(l) of the Code) has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. None of the Transactions will constitute or result in a deferral of compensation under any Employee Benefit Plan that is subject to Section 409A of the Code. Each Company Option outstanding under the Company Option Plan was issued with an exercise price for purposes of Section 409A of the Code no less than the fair market value of the underlying stock on the date of grant and/or otherwise is exempt from Section 409A of the Code.

          (g)   The information contained in the Spreadsheet shall be complete and correct as of the Effective Time and shall accurately set forth the allocation of the Merger Consideration with respect to the Company Stockholders and holders of Company Options as of the Effective Time.

        2.4    Financial Statements; Internal Controls; Working Capital.

          (a)    Delivery of Financial Statements.    The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"): (i) the unaudited balance sheets of the Company as of December 31, 2009 and December 31, 2008 and the related unaudited statements of income and cash flows for the periods ended December 31, 2009 and December 31, 2008; and (ii) the unaudited balance sheet of the Company as of September 30, 2010 (the "Interim Balance Sheet") and the related statements of income and cash flows for the nine months then ended.

          (b)    Fair Presentation.    The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; provided, however, that the unaudited Company Financial Statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate) and do not contain all footnotes required under GAAP

          (c)    Internal Controls.    The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management's authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company, whether or not material.

        2.5    Liabilities.

          (a)    No Liabilities.    The Company does not have any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP and whether due or to become due), except for: (a) Liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the date of the Interim Balance Sheet in the ordinary course of business and consistent with the Company's past practices; (c) Liabilities under Company Contracts identified in Part 2.11 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts and provided that, in each case, the Company is not in breach of, or default under, any such Company Contracts; and (d) Liabilities described in Part 2.5(a) of the Disclosure Schedule. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that could reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee in the course of performing such Company Employee's duties for the Company) pursuant to (i) the terms of the Company's articles of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between the Company and any such Company Employee or (iii) any applicable Legal Requirement.

          (b)    No "Off-Balance Sheet" Arrangements.    The Company has never effected or otherwise been involved in any "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

        2.6    Absence of Changes.    Since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.

        2.7    Title to Assets.

          (a)    Good Title.    The Company owns, and has good and valid title to, all of the assets purported to be owned by it, including (a) all assets reflected on the Interim Balance Sheet; (b) all assets acquired by the Company since such date; (c) all assets referred to in Part 2.10(a) of the Disclosure Schedule and all of the rights of the Company under the Company Contracts; and (d) all other assets reflected in the books and records of the Company as being owned by the Company. All of the foregoing assets listed in subsections (a) through (d) are owned by the Company free and clear of any Encumbrances, except for any lien for current Taxes not yet due and payable. The assets reflected on the Interim Balance Sheet collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and as presently contemplated to be conducted.

          (b)    Leased Assets.    Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased to the Company.

        2.8    Bank Accounts.    Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

        2.9    Equipment; Real Property.

          (a)    Equipment.    All material items of equipment, fixtures and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted and as it is presently contemplated to be conducted.

          (b)    Real Property.    The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

        2.10    Intellectual Property.

          (a)    Products and Services.    Part 2.10(a) of the Disclosure Schedule accurately identifies each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.

          (b)    Registered IP.    Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company Product identified in Part 2.10(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

          (c)    Inbound Licenses.    Part 2.10(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (x) agreements between the Company and its employees in the Company's standard form thereof and (y) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company's business); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

          (d)    Outbound Licenses.    Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

          (e)    Royalty Obligations.    Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company's standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

          (f)    Standard Form IP Agreements.    The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of (i) Company Employee Agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. Part 2.10(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property

  Rights incorporated into or used in connection with any Company Product or otherwise related to the Company's business, research, or development.

          (g)    Ownership Free and Clear.    The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

            (i)    Perfection of Rights.    All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

            (ii)    Employees and Contractors.    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

            (iii)    Government Rights.    No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

            (iv)    Protection of Proprietary Information.    The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

            (v)    Past IP Dispositions.    The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

            (vi)    Standards Bodies.    The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

            (vii)    Sufficiency.    The Company owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted and as presently contemplated to be conducted.

          (h)    Valid and Enforceable.    All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

            (i)    Misuse and Inequitable Conduct.    The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

            (ii)    Trademarks.    No trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

            (iii)    Legal Requirements and Deadlines.    Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected.

            (iv)    Interference Proceedings and Similar Claims.    No interference, opposition, reissue, reexamination, or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

          (i)    Third-Party Infringement of Company IP.    To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.10(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

          (j)    Effects of This Transaction.    Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

          (k)    No Infringement of Third Party IP Rights.    The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.

          (l)    Infringement Claims.    No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

          (m)    Other Infringement Liability.    The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company's standard forms of Company IP Contracts).

          (n)    Infringement Claims Affecting In-Licensed IP.    To the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

        2.11    Contracts.

          (a)   Part 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Contracts in effect as of the date hereof, as follows (each such Company Contract required to be disclosed in Part 2.11(a) of the Disclosure Schedule, a "Material Contract" and collectively, the "Material Contracts"):

              (i)  any employment or consulting agreement, contract or commitment with any employee or consultant, any agreement, contract or commitment to grant any severance or termination pay to any Person, other than (A) offer letters in the Company's standard form that do not contain severance, change in control or similar payments and (B) agreements in the Company's standard form relating to acquisition of equity securities of the Company that do not involve any ongoing obligations of the Company thereunder.

             (ii)  any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iii)  any fidelity or surety bond or completion bond;

            (iv)  any lease of personal property currently in effect;

             (v)  any agreement of indemnification or guaranty;

            (vi)  any agreement, contract or commitment relating to capital expenditures;

           (vii)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

          (viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

            (ix)  any pending purchase order or contract for the purchase of materials;

             (x)  any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

            (xi)  all licenses, sublicenses and other Company Contracts pursuant to which any Person is authorized to use Company Intellectual Property;

           (xii)  other than "shrink wrap" and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $2,500 or less, all licenses, sublicenses and other Company Contracts pursuant to which the Company acquired or is authorized to use any third-party Intellectual Property Rights;

         (xiii)  other than Material Contracts listed in Part 2.11(a) of the Disclosure Schedule, any sales representative, original equipment manufacturer, manufacturing, value added reseller or independent software vendor or other agreement for use or distribution of the products, technology or services of the Company;

          (xiv)  any other agreement, contract or commitment that involves in excess of $10,000 in the current or any future fiscal year and is not cancelable without penalty within 30 days; or

           (xv)  any other agreement that is material to the Company's business.

          (b)   A true and complete copy of each Material Contract has been delivered to Parent. Each Material Contract is in executed written form and is a valid and binding agreement of the Company, enforceable against the Company (and, to the Knowledge of the Company, the other parties thereto) in accordance with its terms and is in full force and effect with respect to the Company (and, to the Knowledge of the Company, with respect to the other parties thereto). The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. The Company has fulfilled all obligations required to have been performed by the Company pursuant to each Material Contract. Immediately following the Effective Time, the Surviving Corporation will be able to maintain its rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transaction not occurred.

        2.12    Compliance with Legal Requirements; Governmental Authorizations.

          (a)   The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it, to the conduct of its business or to the ownership or use of any of its assets. To the Knowledge of the Company, no event has occurred that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. The Company has never received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

          (b)   The Governmental Authorizations held by the Company are valid, in full force and effect and constitute all of the Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and as it is presently contemplated to be conducted. The Company is and has at all times been in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization, and no event has occurred that could reasonably be expected to (with or without notice or lapse of time) result in a violation of any requirement of any such Governmental Authorization, or result in the termination or modification of any such Governmental Authorization.

          (c)   The Company is, and has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

        2.13    Certain Business Practices.    The Company has not, and (to the Knowledge of the Company) no director, officer, agent or employee of the Company has, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

        2.14    Tax Matters.

          (a)   All Tax Returns required to be filed by or on behalf of the Company have been timely and properly filed and are true, accurate and complete. Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b)   No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company does not have a permanent establishment in any country outside of the United States.

          (c)   No examination or audit of any Tax Return of the Company has been conducted since its inception. The Company has never received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. No claim or other Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax.

          (d)   The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

          (e)   The Company is not a party to any Tax-sharing agreement, Tax allocation agreement or similar agreement under which it is obligated to indemnify any Person for any Taxes that may be payable by such Person, other than an agreement with Parent.

          (f)    The Company has delivered to (or made available for inspection by) Parent accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Company since its inception.

          (g)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        2.15    Employee and Labor Matters; Benefit Plans.

          (a)   Part 2.15(a) of the Disclosure Schedule accurately sets forth (i) the name, title, hire date of each current employee and independent contractor of the Company and (ii) the combined annual salary received from Parent and Company by Charles Link Jr., MD Chief Executive Officer; Nicholas N. Vahanian, MD, Chief Scientific Officer; Carl Langren, Chief Financial Officer; Ramon Flick Chief Scientific Officer; and Joseph Lucas, Sr. VP for Government Affairs (including wages, salary, commissions, fringe benefits, bonuses and other payments or benefits of any type) in 2009 and 2010 to date. The Company is not a party to or bound by any employment agreement, union contract, collective bargaining agreement or similar Contract, and the employment of each employee of the Company is terminable at will. To the Knowledge of the Company, (a) no employee or independent contractor of any the Company intends to terminate his employment or relationship with the Company or intends not to undertake employment with Parent if given an offer and (b) no employee or independent contractor is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person (other than Company) that could reasonably be expected to have an adverse effect on the performance by such employee or independent contractor of any of his duties with respect to the Company or its business. No former employee of the Company is receiving or is scheduled to receive (nor any spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Company or otherwise) relating to such former employee's employment with the Company.

          (b)   Part 2.15(b) of the Disclosure Schedule identifies each Company Employee Plan. Each Company Employee Plan is being and has at all times been operated and administered in compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis. Each Company Employee Plan has at all times complied and been operated and administered in compliance with all applicable Legal Requirements. No Company Employee Plan is subject to Title IV of ERISA. With respect to any employee of Company who becomes an employee of Parent or any Subsidiary of Parent, neither Company nor any entity that is deemed to be one employer together with Company pursuant to Section 414 of the Code has within five (5) years prior to the date hereof contributed to (or been obligated to contribute to) any multiemployer plan within the meaning of ERISA. The Company has neither maintained nor contributed to a defined benefit pension plan (as defined in Section 3(35) of ERISA). The Company Employee Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) received a determination letter from the Internal Revenue

  Service to the effect that it meets the requirements of Code Section 401(a). Each nonqualified deferred compensation plan of Company complies with the requirements of Section 409A of the Code by its terms and has been operated in accordance with such requirements. No nonqualified deferred compensation plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 based on a reasonable interpretation of the term "materially modified" or, if materially modified, such plans, as modified, are compliant with Section 409A of the Code.

          (c)   There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any of their Affiliates (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan. The Company has not incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No Company Employee Agreement and no Company Employee Plan has or can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.

          (d)   The Company does not and has not ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) Company Pension Plan in which stock of any of the Company or any of their Affiliates is or was held as a plan asset.

          (e)   No Company Employee Plan provides, or reflects or represents any liability of any of the Company or any of its Affiliates to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. The Company has not ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (f)    Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

          (g)   The Company has not: (i) except as would not reasonably be expected to have a Material Adverse Effect, violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) become liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) become liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker's compensation policy or long-term disability policy.

          (h)   To the Knowledge of the Company, no stockholder of the Company and no Company Employee, is obligated under any Contract or subject to any Order that would interfere with such Person's efforts to promote the interests of the Company or that would interfere with the business of the Company. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or as presently proposed to be conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees has any rights or obligations.

        2.16    Environmental Matters.    The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of.

        2.17    Insurance.    The Company maintains insurance policies of the type and amounts of coverage as are usual and customary in the context of the business and operations in which the Company is engaged. The Company has not received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.18    Related Party Transactions.    Except as otherwise set forth in the audited financial statements of Parent or in any draft of a Registration Statement prepared by or on behalf of Parent in anticipation of an initial public offering of the securities of Parent (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the Company's business; (b) no Related Party is, or has been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect material financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Agreement, each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time been, an officer or director of the Company; (ii) each member of the immediate family of each of the Person referred to in clause "(i)"; and (iii) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.).

        2.19    Legal Proceedings; Orders.

          (a)   There have been no previous Legal Proceedings, there is no pending Legal Proceeding, and no Person, to the Knowledge of the Company, has threatened to commence any Legal Proceeding, that involves the Company or that otherwise relates to or might affect its business, its prospects or any of the assets or properties of the Company (whether or not the Company is named as a party thereto), and no event has occurred that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no Order to which the Company or any of its assets, is or may be subject; and no Related Party is subject to any Order that relates to the Company or to any of its assets. There is no proposed Order that, if issued or otherwise put into effect, could reasonably be expected to have an adverse effect on its business, its prospects or the assets or properties of the Company. To the Knowledge of the Company, no event has occurred, and no claim or dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b)   There is no Order to which the Company, or any of the assets owned by the Company, is subject. To the Knowledge of the Company, no officer or key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

        2.20    Authority; Binding Nature of Agreement; Non-Contravention.

          (a)   The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the party of the Company and its board of directors and no other action is required on the part of the Company to authorize this Agreement, other than the adoption of this Agreement by the Company Stockholders, which will be obtained prior to the date hereof. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors' rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the "Enforceability Exception").

          (b)   The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and the Company Holders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement by the Company Holders and directed that this Agreement and the Merger be submitted for consideration by the Company Holders. The affirmative vote or action by written consent of holders of a majority of the Company Preferred Stock, voting together as a single class on an as-converted to Company Series B Common Stock basis, and the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together on an as-converted to Company Series B Common Stock basis, are the only votes (or consents) required of the Company Holders to adopt this Agreement under the DGCL, the Company's certificate of incorporation and bylaws, or any

  Contract to which the Company is a party (the "Required Votes"). Company Holders represented the Required Vote, by and through the execution and delivery of the Written Consents on the date hereof following the execution of this Agreement (and not thereafter modified or rescinded) in accordance with the DGCL, shall have adopted this Agreement and approved the Merger.

          (c)   No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

          (d)   Neither the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in or contemplated by this Agreement by the Company nor the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement will (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company, or (ii) any resolution adopted by the Company Stockholders, the board of directors or any committee of the board of directors of the Company;

             (ii)  contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is or may be subject;

           (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

            (iv)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract;

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company; or

            (vi)  result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any source code for any Company Intellectual Property, or the transfer of any material asset of the Company to any Person.

Except as may be required by the DGCL and except as set forth in Part 2.20(d) of the Disclosure Schedule, the Company has not, nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other transactions contemplated by this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement. (For purposes of this Agreement, the Company will be deemed to be or to have been "required" to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, the Company, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Company, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of the Company.)

        2.21    Financial Advisor.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Stockholder.

        2.22    Government Contracts.

          (a)   With respect to each Contract between the Company and any Governmental Body and each outstanding bid, quotation or proposal by the Company (each, a "Bid") that if accepted or awarded could lead to a Contract between the Company and any Governmental Body (each such Contract or Bid, a "Company Government Contract") and each Contract between the Company and any prime contractor or upper-tier subcontractor relating to a Contract or between such Person and any Governmental Body, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company and a prime contractor or upper-tier subcontractor, relating to a Contract between such Person and any Governmental Body (each such Contract or Bid, a "Company Government Subcontract"):

              (i)  each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the Company and is in full force and effect with respect to the Company in accordance with its terms and, to the Knowledge of the Company, each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the other party thereto and is in full force and effect with respect to the other party thereto in accordance with its terms (except as the enforceability thereof may be limited by general principles of equity, regardless of whether considered in a proceeding in equity or at Law); provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

             (ii)  neither any Governmental Authority nor any prime contractor, subcontractor or other Person or entity has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any such Company Government Contract or Company Government Subcontract;

           (iii)  to the Knowledge of the Company, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or either of the Company Subsidiaries in connection with any such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date;

            (iv)  the Company has not received any written notice of termination or cure notice pertaining to any such Company Government Contract or Company Government Subcontract;

             (v)  no cost in excess of $10,000 incurred by the Company pertaining to such Company Government Contract or Company Government Subcontract has been questioned in writing by any Governmental Authority, is the subject of any audit (other than routine audits and similar inquiries) or, to the Knowledge of the Company, has been disallowed by any Governmental Body;

            (vi)  since January 1, 2006, no payment in excess of $10,000 due to the Company pertaining to any such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; and

          (viii)  to the Knowledge of the Company, with respect to any Company Government Contract or Company Government Subcontract, no Principal, Employee, Agent, or

    Subcontractor (as such terms are defined by Federal Acquisition Regulation (FAR) 52.203-13(a)) of the Company or either Company Subsidiary has committed a violation of the criminal law of any jurisdiction involving fraud, conflict of interest, bribery, or gratuity violation.

          (b)   The Company is not, nor has it ever been, suspended or debarred from doing business with a Governmental Body or, to the Knowledge of the Company, proposed for suspension or debarment by a Governmental Body and, to the Knowledge of the Company, the Company has not received any written notice indicating that the Company has been found nonresponsible or ineligible for contracting with a Governmental Body.

        2.23    Information Statement.    The information supplied by the Company for inclusion in the information statement sent to the Company Holders in connection with the solicitation of the Written Consents (the "Information Statement") did not, on the date the Information Statement was first mailed to the Company Holders, and, will not, at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they were made, not false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company that should be set forth in an amendment to the Information Statement, the Company shall promptly inform Parent and shall communicate such information to the applicable Company Holders in an appropriate manner. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent for inclusion in the Information Statement.

        2.24    Full Disclosure.    (a) None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement and (b) none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Due Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2    Authority; Binding Nature of Agreement.    Each of Parent and the Merger Sub has the corporate or other power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the party of Parent, Merger Sub and their respective board of directors (subject to the approval, as necessary, of the stockholders of Parent or Merger Sub, as applicable). This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception.

        3.3    Parent Series E Stock.    The Parent Series E Stock issuable pursuant to the provisions of Section 1.5 (and the shares of Parent Common Stock issuable upon conversion of the shares of Parent Series E Stock (the "Conversion Shares")) shall have been, as of the Effective Time, duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and Parent's Certificate of Incorporation, the shares of Parent Series E Stock issuable pursuant to the provisions of Section 1.5 will be validly issued, fully paid and nonassessable and will be free of any Encumbrances; provided, however, that such shares of Parent Series E Stock may be subject to restrictions on transfer under state and/or federal securities laws.

        3.4    Information Statement.    The information supplied by or on behalf of Parent for inclusion in the Information Statement did not, on the date the Information Statement was first mailed to the Company Holders and, will not, at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company for inclusion in the Information Statement.

        3.5    Absence of Changes.    Since September 30, 2010, (a) Parent has conducted its business only in the ordinary course of business and (b) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a material adverse effect on Parent.

SECTION 4.  ADDITIONAL AGREEMENTS.

        4.1    Conduct of Business of the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing (the "Pre-Closing Period"), the Company shall carry on its business in the ordinary course in substantially the same manner as conducted prior to the date of this Agreement, shall preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with present and potential customers, partners, suppliers, distributors, landlords, creditors, licensors, licensees and others having present or potential business relationships with it. For the avoidance of doubt, during the Pre-Closing Period, the Company shall not, without the prior written approval of Parent, (a) issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the Company's obligations under the Cornerstone Agreement, the issuance of shares of Company Series B Common Stock upon the exercise of Company Options outstanding on the date of this Agreement and the issuance of shares of Company Series B Preferred Stock in connection with the Note Conversion (as defined in Section 5.3(b) below); (b) make any change with respect to its personnel, provide for any increases in or modification of the compensation or severance or other benefits payable or to become payable to such individuals or terminate the employment of any employees; or (c) make any change with respect to any Company Employee Plan. During the Pre-Closing Period, the Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and any circumstance, change, event or effect of any character that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

        4.2    Access to Information.    The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the Pre-Closing Period to (i) all properties, books, contracts, commitments and records, including all Tax Returns and all other papers and other documentation relating to Taxes, and (ii) all other information concerning the business, properties and personnel of the Company as may reasonably be requested, provided that any information furnished pursuant hereto or any investigation by each party hereto shall not affect such Party's right to rely on and shall not be deemed to modify any representations, warranties, agreements and covenants made by the other party herein.

        4.3    No Solicitation.    During the Pre-Closing Period:

          (a)   The Company shall not, and shall not cause or permit, directly or indirectly, through any officer, director, employee, Company Stockholder, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise, any Person to:

              (i)  solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any Person, individually or collectively with any other Person (including, without limitation, any directors or employees of the Company or any of their affiliates), other than Parent (a "Third Party"), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any debt or equity interests in, the Company or any stock acquisition, merger, consolidation or business combination with the Company (an "Acquisition Proposal");

             (ii)  participate in any discussions or negotiations regarding, or furnish to any Third Party, any information with respect to the Company or Parent in connection with any Acquisition Proposal; or

           (iii)  cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any Acquisition Proposal;

            (iv)  provided, however, that notwithstanding anything to the contrary elsewhere in this Agreement, the Company may take actions described in clause (ii) or (iii) of this subsection (a) if (A) such action is taken in connection with an unsolicited Acquisition Proposal, (B) in the good faith judgment of the board of directors of the Company or the Company Special Committee, after consultation with outside counsel, the failure to take such action would not be consistent with the fiduciary duties of the board of directors under applicable law. Moreover, prior to the Closing, notwithstanding anything to the contrary elsewhere in this Agreement, the board of directors of the Company may, in response to an unsolicited Acquisition Proposal, (Y) withdraw or modify its approval or recommendation of the Merger or this Agreement or (Z) approve or recommend any such Acquisition Proposal if, in the case of any action described in clause (Y) or (Z), in the good faith judgment of the directors of the Company, after consultation with outside counsel, the failure to take such action would not be consistent with the fiduciary duties of the directors of the Company under applicable law.

          (b)   In the event that the Company or any of its Affiliates receives any offer or indication of interest from any Third Party relating to any Acquisition Proposal, the Company shall promptly, and in any event within 24 hours, notify Parent in writing of receipt of such offer or indication of interest, and shall in any such notice, set forth in reasonable detail the identity of the Third Party and, to the extent known by the Company, the terms and conditions of any offer or indication of interest.

          (c)   The Company shall immediately cease any activities, discussions or negotiations with any Third Party conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal to the extent such activities, discussions or negotiations would breach any covenant of the Company in this Agreement.

        4.4    Tax Matters.    The Parties agree, for income tax and all other purposes, to report the Merger as a reorganization under Section 368(a) of the Code, but each party is relying on its own tax advisors concerning the tax implications of the Merger and will not be liable to any other party in the event that the Merger fails to qualify as a reorganization.

        4.5    Commercially Reasonable Efforts.

          (a)   During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 5.2 to be satisfied on a timely basis and (b), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 5.3 to be satisfied on a timely basis.

          (b)   During the Pre-Closing Period, the Company shall use commercially reasonable efforts to redeem the shares of Company Capital Stock held by each Company Stockholder who is not "accredited" within the meaning of Regulation D of the Securities Act pursuant to the terms of a redemption agreement, in substantially the form attached hereto as Exhibit C (the "Redemption Agreement").

          (c)   During the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain from each Company Stockholder a questionnaire (in a form reasonably acceptable to Parent) executed by each Company Stockholder (other than holders of Company Capital Stock who have executed and delivered a Redemption Agreement) certifying that such holder is "accredited" within the meaning of Regulation D of the Securities Act.

          (d)   During the Pre-Closing Period, Parent shall use commercially reasonable efforts to obtain the written consent of the holders of a majority of the capital stock of Parent (voting on an as-converted basis) who are "disinterested" in respect of the Merger (as determined in the sole discretion of the Parent Special Committee) (the "Parent Approval").

        4.6    FIRPTA Matters.    At the Closing, the Company shall deliver to Parent (a) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations and (b) the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of Parent after the Closing.

        4.7    Spreadsheet.    The Company will cause to be prepared and delivered to Parent, three business days before the Closing, a spreadsheet, in a form reasonably acceptable to Parent, dated and setting forth as of the Closing the following information relating to the Company Stockholders and holders of Company Options: (a) the names of all such holders; (b) the number and type of Company Capital Stock held by, or subject to the Company Options held by, such Persons; (c) in the case of outstanding Company Capital Stock, the respective Company Stock Certificate numbers; (d) the exercise price in effect for each Company Option and the Tax status of each Company Option; (e) the number of shares of Parent Series E Stock issuable (as applicable) to each Company Stockholder in respect of the cancellation of such holder's Company Capital Stock pursuant to Section 1.5; and (f) the Holdback Contribution Amount of each Company Stockholder (the "Spreadsheet").

        4.8    Expenses.    If the Transaction is not consummated, all transaction expenses, including all fees, costs and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        4.9    Notification.

          (a)   During the Pre-Closing Period, (a) the Company will notify Parent promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct and (b) each party will notify the other party promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect or (ii) any condition of the other party set forth herein to be unsatisfied in any material respect, or (c) any material failure of such notifying party, any Affiliate of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case such that the conditions in Section 5 would reasonably be expected not to be met. No provision of, and no information provided under, this Section 4.9 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Merger or any party's rights hereunder (including rights under Section 7).

          (b)   No later than 10 days prior to the Expiration Date, the Representative shall notify Parent as to the number of shares of Company Capital Stock or Parent capital stock that as of the date of such notice are required to be issued to Cornerstone in respect of the Cornerstone Agreement with respect to any period ending on or prior to December 31, 2010.

SECTION 5.  CONDITIONS TO THE MERGER.

        5.1    Conditions to Obligations of Each Party.    The respective obligations of each party to consummate the Merger will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Parent (for itself and Merger Sub):

          (a)    No Injunctions or Restraints; Illegality.    No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, nor will any Legal Proceeding brought by a Governmental Body seeking any of the foregoing be pending or threatened. No action taken by any Governmental Body, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transaction, which makes the consummation of the Transaction illegal.

          (b)    Governmental Authorizations.    Parent and the Company will have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transaction.

        5.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction, or written waiver by Parent, at or before the Closing of each of the following conditions:

          (a)    Representations, Warranties and Covenants.    Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time).

          (b)    No Material Adverse Change.    There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

          (c)    Written Consents.    The Written Consents shall remain in full force and effect..

          (d)    Consents and Approvals.    Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) on Part 2.20(d) of the Disclosure Schedule.

          (e)    Parent Approval.    Parent shall have received the Parent Approval.

          (f)    Redemption Agreement.    The Company shall have effected the redemption of all shares of Company Capital Stock held by Persons who executed Redemption Agreements.

          (g)    Closing Deliveries.    Parent will have received each of the following agreements and documents, each of which shall be in full force and effect:

              (i)  a certificate, dated as of the Closing Date, executed on behalf of the Company by an officer of the Company, to the effect that each of the conditions set forth in Sections 5.2(a), (b) and (c) has been satisfied;

             (ii)  a certificate, dated as of the Closing Date, of the secretary of the Company, certifying that attached are true and correct copies of the Company's certificate of incorporation and bylaws and resolutions of the board of directors of the Company and Company Holders evidencing approval of this Agreement and the Merger;

           (iii)  a long-form good standing certificate for the Company issued by the Secretary of State of the State of Delaware within two days of the Closing Date;

            (iv)  a good standing certificate for the Company issued by the Secretary of State of the State of Iowa and each other State in which the Company is qualified to do business;

             (v)  a certificate of the Company's Chief Financial Officer (or most senior financial officer) certifying as to the accuracy of the Spreadsheet;

            (vi)  written resignations of all officers and directors of the Company, effective as of immediately prior to the Effective Time, to the extent requested by Parent;

            (ix)  questionnaires (in a form reasonably acceptable to Parent) executed by each Company Stockholder (other than, for the avoidance of doubt, any former Company Stockholder who had all shares of Company Capital Stock held by it redeemed pursuant to a Redemption Agreement) certifying that such holder is "accredited" within the meaning of Regulation D of the Securities Act;

             (x)  a copy of the Certificate of Merger duly executed by the Company;

            (xi)  evidence that the Company Financing Agreements have been terminated; and

           (xii)  such other documents as may reasonably be requested by Parent.

        5.3    Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger will be subject to the satisfaction, or written waiver by the Company, at or before the Closing of each of the following conditions:

          (a)    Representations, Warranties and Covenants.    Each of the representations and warranties made by Parent and Merger Sub in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Parent and Merger Sub in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time).

          (b)    Parent Note.    Parent covenants and agrees that prior to Closing it will convert all principal and interest outstanding under that certain Convertible Secured Promissory Note issued by the Company to Parent on September 1, 2009 (the "Parent Note") into shares of Company Series B Preferred Stock in accordance with the terms of such Note (the "Note Conversion"). It is currently anticipated that Parent shall effect the Note Conversion on December 1, 2010, and the Company acknowledges such. The Company agrees to effect the Note Conversion on December 1, 2010 or such other date, prior to the Closing, that Parent elects to effect the Note Conversion.

          (c)    No Material Adverse Change.    There will not have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on Parent since the date of this Agreement.

          (d)    Registration Statement Filing.    Parent shall have filed with the SEC a Registration Statement in connection with its first underwritten public offering of Parent Common Stock and such Registration Statement shall not have been withdrawn by Parent.

          (e)    Closing Deliveries.    The Company will have received each of the following agreements and documents, each of which shall be in full force and effect:

              (i)  a certificate, dated as of the Closing Date, executed on behalf of the Parent by an officer of the Parent, to the effect that the condition set forth in Section 5.3(a) has been satisfied;

             (ii)  a certificate, dated as of the Closing Date, of the secretary of the Parent, certifying that attached are true and correct copies of the certificate of incorporation and bylaws of Parent and Merger Sub, and resolutions of the board of directors and sole stockholder of Merger Sub evidencing approval of this Agreement and Merger;

           (iii)  a long-form good standing certificate for Merger Sub issued by the Secretary of State of the State of Delaware within two days of the Closing Date; and

            (iv)  a copy of the Certificate of Merger duly executed by Merger Sub.

SECTION 6.  TERMINATION PROVISIONS.

        6.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 6.1(a) through Section 6.1(d), by written notice by the terminating party to the other party):

          (a)   by the mutual written consent of Parent and the Company;

          (b)   by Parent or Company if Merger shall not have been consummated by December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available if the terminating party's failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting Merger; or

          (d)   by either Parent or the Company, if (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the conditions set forth in Section 5.2 (in the case of termination by Parent) or Section 5.3 (in the case of termination by the Company) will not be satisfied and (ii) such breach or inaccuracy shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party (provided, however, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured) (provided, further, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to the Company if the Company is at that time in material breach of this Agreement).

        6.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 6.1, there shall be no Liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or stockholders, except to the extent that such termination results from the breach by such party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Section 4.8 and 8 shall remain in full force and effect and survive any termination of this Agreement.

SECTION 7.  INDEMNIFICATION, ETC.

        7.1    Survival of Representations, Etc.

          (a)    General Survival.    Subject to Section 7.1(c), the representations and warranties made by the Company in this Agreement shall survive the Effective Time and shall expire on the Expiration Date; provided, however, that if, at any time prior to the Expiration Date, any Indemnitee delivers to the Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 7.2(a) based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

          (b)    Parent Representations.    The representations and warranties made by Parent and Merger Sub in this Agreement shall survive until the Effective Time.

          (c)    Intentional Misconduct and Misrepresentation; Fraud.    Notwithstanding anything to the contrary contained in Section 7.1(a), the limitations set forth in Section 7.1(a) shall not apply in the case of claims based upon intentional misconduct, intentional misrepresentation or fraud (collectively, "Fraud").

          (d)    Representations Not Limited; Exception.    The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or knowledge of, any of the Indemnitees; provided, however, that for all purposes in this Agreement, including but not limited to Section 5.2(a), each representation and warranty of the Company shall be deemed to be qualified (as if actually scheduled in all relevant parts of the Disclosure Schedule as exceptions to the relevant representations and warranties) by the actual knowledge, as of the Closing Date, of any Current Parent Executive of a specific fact or circumstance that would, but for this proviso, result in a breach of the applicable representation or warranty, and the rights and remedies in respect of a breach of a representation or warranty that may be exercised by the Indemnitees shall be limited accordingly.

          (e)    Disclosure Schedule.    For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

        7.2    Indemnification.

          (a)    Indemnification.    From and after the Effective Time (but subject to Section 7.1), the Company Stockholders (collectively, the "Indemnitors"), shall, subject to the limitations set forth in Sections 7.2(c) and 7.3 of this Agreement, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

              (i)  any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement and as of the Closing Date;

             (ii)  any breach of any covenant or obligation of the Company in this Agreement;

           (iii)  any amounts (including interest) required to be paid to holders of Dissenting Shares in excess of that portion of the Merger Consideration otherwise payable to such holder pursuant to Section 1.5;

            (iv)  any shares of Company Capital Stock or Parent capital stock that are required to be issued to Cornerstone in respect of the Cornerstone Agreement with respect to any period ending on or prior to December 31, 2010; or

             (v)  any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clause "(i)", "(ii)", "(iii)" or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7.2(a)).

          (b)    Damage to Parent.    The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (c)    Determination of Damages.    Solely for purposes of determining the amount of any Damages, all representations, warranties and covenants that are qualified as to "materiality" or by reference to a "Material Adverse Effect" or similar terms shall be deemed to be not so qualified. With respect to any claim for Damages, the Indemnitors shall be liable for 36% of the Damages in respect of each specific claim.

          (d)    Mitigation of Damages.    An Indemnitee shall act in good faith and in a commercially reasonable manner to mitigate any Damages it may suffer.

        7.3    Certain Limitations; Exclusive Remedy.

          (a)    Recourse to the Holdback Amount.    Except in the case of Fraud, recourse by the Indemnitees to the Holdback Amount shall be the Indemnitees' sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 7.2(a).

          (b)    Value of Parent Series E Stock.    For all purposes under this Section 7, the shares of Parent Series E Stock shall have a value of $31.25 (subject to adjustment for stock splits, stock dividends and the like after the date hereof).

          (c)    Exclusive Remedy.    From and after the Closing, except for claims based on Fraud, the provisions of this Section 7 shall constitute the sole and exclusive remedy of any Indemnitee for Damages related to the subject matter of this Agreement; provided, however, that this exclusive remedy for Damages shall not preclude a Party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

        7.4    No Contribution.    Each Indemnitor waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Subs or the Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

        7.5    Defense of Third Party Claims.    In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 7, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a)   subject to the other provisions of Section 7, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

          (b)   each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c)   Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding.

        Parent shall give the Representative prompt notice of the commencement of any such Legal Proceeding against Parent, the Surviving Corporation or the Company; provided, however, that any failure on the part of Parent to so notify the Representative shall not limit any of the obligations of the Indemnitors under Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent, which consent shall not be unreasonably withheld.

SECTION 8.  MISCELLANEOUS PROVISIONS

        8.1    Representative.

          (a)    Appointment.    By virtue of the adoption of this Agreement, the Indemnitors irrevocably nominate, constitute and appoint BPS Stockholder Representative, LLC as the agent and true and lawful attorney in fact of the Company Stockholders (the "Representative"), with full power of substitution, to act in the name, place and stead of the Indemnitors for purposes of executing any documents and taking any actions that the Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 4. BPS Stockholder Representative, LLC hereby accepts its appointment as Representative.

          (b)    Authority.    The Indemnitors grant to the Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Representative may, in his sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 8.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Representative on all matters relating to any claim for indemnification, compensation or reimbursement under Section 4; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Representative, and on any other action taken or purported to be taken on behalf of any stockholder by the Representative, as fully binding upon such shareholder.

          (c)    Power of Attorney.    The Indemnitors recognize and intend that the power of attorney granted in Section 8.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Representative; and (iii) shall survive the death or incapacity of each of the Indemnitors.

          (d)    Replacement.    If the Representative shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Indemnitors shall (by consent of those Persons entitled to a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Representative as Representative hereunder. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the former Company Stockholders.

        8.2    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        8.3    Attorneys' Fees.    If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        8.4    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. Mountain time on a business day, when transmitted and the sender receives electronic confirmation of receipt; (c) if sent by facsimile transmission after 5:00 p.m. Mountain time on a business day (or on a non-business day in Colorado) and the sender receives electronic confirmation of receipt, on the following business day; (d) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (e) if sent by registered, certified or first class mail, the third business day after being sent; and (f) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto) (any notice to Steve Stahly shall be sent by electronic mail):

    if to Parent or Merger Sub:

    NewLink Genetics Corporation
    2503 South Loop Drive, Suite 5100
    Ames, IA 50010
    Attention: Chief Financial Officer
    Facsimile: (515) 296-3520
    Email: glink@linkp.com

    with a copy (which shall not constitute notice) to:

    Cooley LLP
    380 Interlocken Crescent, Suite 900
    Broomfield, CO 80021
    Attention: James C. T. Linfield, Esq.
    Facsimile: (720) 566-4099
    Email: jlinfield@cooley.com

    and

    Lindquist and Vennum
    4200 IDS Center
    80 South Eighth Street
    Minneapolis, MN 55402
    Facsimile: (612) 371-3207
    Email: jlevy@lindquist.com

    if to the Company:

    BioProtection Systems Corporation
    2901 South Loop Dr., Building 3
    Ames, IA 50010
    Attention: Chief Financial Officer
    Facsimile: (515) 296-3820
    Email: clangren@ops.net

    with a copy (which shall not constitute notice) to:

    Shefsky & Froelich Ltd.
    111 E. Wacker Dr., Ste. 2800
    Chicago, IL, 60601
    Attention: Mitchell D. Goldsmith
    Facsimile: (312)527-4011
    Email: mgoldsmith@shefskylaw.com

    if to the Representative:

    BPS Stockholder Representative, LLC

    Thomas A. Raffin, M.D.
    Telegraph Hill Partners
    360 Post Street, Suite 601
    San Francisco, CA 94108
    Email: tar@stanford.edu

    and

    Steve Stahly
    447 46th Street
    West Des Moines, IA 50265
    Email: steve@stahlyinvestments.com

    and

    Ernie Talarico
    333 N. Jefferson St., #602
    Chicago, IL 60661
    Email: ktalarico@sbcglobal.net

    with a copy (which shall not constitute notice) to:

    Shefsky & Froelich Ltd.
    111 E. Wacker Dr., Ste. 2800
    Chicago, IL, 60601
    Attention: Mitchell D. Goldsmith
    Facsimile: (312)527-4011

        8.5    Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.6    Counterparts and Exchanges by Facsimile Transmission.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        8.7    Governing Law; Venue.

          (a)    Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Iowa (without giving effect to principles of conflicts of laws).

          (b)    Venue.    Except as otherwise provided in Section 8.7(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon Fraud) may be brought or otherwise commenced in any state or federal court located in the State of Iowa. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Iowa (and each appellate court located in the State of Iowa) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of Iowa shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Iowa, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c)    Indemnification Claims.    Any claim for indemnification, compensation or reimbursement pursuant to Section 7 (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misconduct, intentional misrepresentation or fraud, relating to this Agreement or the Transaction after the Closing) shall be brought and resolved exclusively in accordance with Exhibit D (it being understood that, for the avoidance of doubt and without limiting any portion of Section 8.7(b): (i) at the option of any Indemnitee, any claim based upon Fraud may be brought and resolved in accordance with Section 8.7(b) rather than in accordance with Exhibit D; and (ii) nothing in this Section 8.7(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).

        8.8    Successors and Assigns.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 5), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. The Company may not assign its rights under this Agreement without the consent of Parent.

        8.9    Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding; provided, however, that nothing in this Section 8.9 shall be construed to create a right or remedy that would result in the violation of a fiduciary duty by a director or officer of the Company.

        8.10    Waiver.    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        8.11    Waiver of Jury Trial.    To the maximum extent permitted by law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

        8.12    Amendments.    Except as otherwise required by applicable Law after the Company Holders approve the Merger, this Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all the parties hereto.

        8.13    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        8.14    Parties in Interest.    Except for the provisions of Section 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        8.15    Entire Agreement.    This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        8.16    Construction.

          (a)    Gender, Etc.    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)    Ambiguities.    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)    Including.    As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)    References.    Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

NEWLINK GENETICS CORPORATION, a Delaware corporation
By:	/s/ Gordon Link
Name:	Gordon Link
Title:	CFO
BPS MERGER SUB, INC., a Delaware corporation
By:	/s/ Gordon Link
Name:	Gordon Link
Title:
BIOPROTECTION SYSTEMS CORPORATION, a Delaware corporation
By:	/s/ Carl Langren
Name:	Carl Langren
Title:	CFO
BPS STOCKHOLDER REPRESENTATIVE, LLC, as the Representative
By:	/s/ Thomas A. Raffin
Name:	Thomas A. Raffin
Title:	Manager
By:	/s/ Steve Stahly
Name:	Steve Stahly
Title:	Manager

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A and the Company Disclosure Schedule):

        Affiliate.    "Affiliate," when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

        Basis.    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Company Capital Stock.    "Company Capital Stock" shall mean the Company Series A Common Stock, Company Series B Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, collectively.

        Company Common Stock.    "Company Common Stock" shall mean the Company Series A Common Stock and Company Series B Common Stock, collectively.

        Company Contract.    "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        Company Employee.    "Company Employee" shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Affiliates.

        Company Employee Agreement.    "Company Employee Agreement" shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any of its Affiliates and any Company Employee, other than any such Contract that is terminable "at will" and without any obligation on the part of the Company or any of its Affiliates to make any payments or provide any benefits in connection with termination of such Contract.

        Company Employee Plan.    "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by the Company or any of its Affiliates for the benefit of any Company Employee, or with respect to which the Company or any of its Affiliates has or may have any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered an "Company Employee Plan."

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        Company Financing Agreements.    "Company Financing Agreements" means the Amended and Restated Investor Rights Agreement and Amended and Restated Stockholders Agreement, each among the Company and the other parties named therein.

        Company Holder.    "Company Holder" shall mean any holder of record of the Company's Capital Stock.

        Company IP.    "Company IP" shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

        Company IP Contract.    "Company IP Contract" shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

        Company Option.    "Company Option" shall mean a subscription, option, call, warrant, or right of any kind to acquire any shares of Company Capital Stock, whether vested or unvested.

        Company Option Plan.    "Company Option Plan" shall mean the Company's 2006 Equity Incentive Plan.

        Company Pension Plan.    "Company Pension Plan" shall mean any (a) Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

        Company Preferred Stock.    "Company Preferred Stock" shall mean the Company Series A Preferred Stock and Company Series B Preferred Stock, collectively.

        Company Product.    "Company Product" shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

        Company Series A Common Stock.    "Company Series A Common Stock" shall mean the Company's Series A Common Stock, par value $0.01 per share.

        Company Series B Common Stock.    "Company Series B Common Stock" shall mean the Company's Series B Common Stock, par value $0.01 per share.

        Company Series A Preferred Stock.    "Company Series A Preferred Stock" shall mean the Company's Series A Preferred Stock, par value $0.01 per share.

        Company Series B Preferred Stock.    "Company Series B Preferred Stock" shall mean the Company's Series A Preferred Stock, par value $0.01 per share.

        Company Stockholder.    "Company Stockholder" shall mean any holder of record of the Company's Capital Stock, excluding Parent.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

        Cornerstone Agreement.    "Cornerstone Agreement" shall mean that certain Consulting Agreement, dated as of August 1, 2007, between Cornerstone Government Affairs LLC and the

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Company, as such agreement may be amended or extended in writing or otherwise, including any new agreement that may be entered into by the Company or the Surviving Corporation (whether before or after the Effective Time) with Cornerstone Government Affairs LLC (or any affiliated entity) (together, "Cornerstone").

        Current Parent Executive.    "Current Parent Executive" shall mean (a) any individual who is an officer or director of Parent on the date hereof but who is not an officer or director of the Company on the date hereof; and (b) Carl Langren.

        Damages.    "Damages" shall include any loss, damage, injury, decline in value, settlement, judgment, award, fine, lost profits, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

        Disclosure Schedule.    "Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof and delivered by the Company to Parent.

        DOL.    "DOL" shall mean the United States Department of Labor.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        Environmental Law.    "Environmental Law" shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health or safety (with respect to exposure to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Expiration Date.    "Expiration Date" shall mean the earlier of: (i) June 30, 2011 or (ii) the expiration, termination or waiver of the lock-up agreements required of holders of Parent Common Stock.

        FMLA.    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        GAAP.    "GAAP" shall mean generally accepted accounting principles in the United States.

        Governmental Authorization.    "Governmental Authorization" hall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official,

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organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASD).

        HIPAA.    "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        Holdback Amount.    "Holdback Amount" means the product of (a) 0.20 multiplied by (b) the number of shares of Series E Stock issuable to the Company Stockholders pursuant to Section 1.5.

        Holdback Contribution Amount.    "Holdback Contribution Amount" means, with respect to each Company Stockholder, the quotient of (a) the number of shares of Series E Stock issuable to such Person pursuant to Section 1.5 divided by (b) the Merger Consideration payable to all Company Stockholders.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that no securityholder of the Company shall be deemed to be an "Indemnitee."

        Intellectual Property.    "Intellectual Property" shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Knowledge.    An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a commercially reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any director or officer of the Company (who is not a Current Parent Executive, except Carl Langren) or any employee who reports directly to an officer of the Company has Knowledge of such fact or other matter.

4

        Law.    "Law" means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Body.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Liability.    "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Material Adverse Effect.    "Material Adverse Effect" shall mean any change, event, effect, claim, circumstance or matter (each, an "Effect") that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to the business, condition, assets, capitalization, Company Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company, taken as a whole, or the ability of such Person to perform its obligations hereunder or to consummate the Merger.

        Materials of Environmental Concern.    "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law.

        Merger Consideration.    "Merger Consideration" shall mean, with respect to a Company Stockholder and holder of Company Options, the consideration that such Person is entitled to receive pursuant to Section 1.5 or Section 1.7 in exchange for such Person's shares of Company Capital Stock or Company Options.

        Order.    "Order" shall mean any order, writ, injunction, judgment or decree.

        Option Exchange Ratio.    "Option Exchange Ratio" means a fraction, the numerator of which is $1.058 and the denominator of which is the fair market value of one share of Parent Common Stock, which will be determined as soon as practicable after the Effective Time by the Parent Common Stock Appraisal.

        Parent Common Stock.    "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

        Parent Common Stock Appraisal.    "Parent Common Stock Appraisal" means an independent appraisal (satisfactory to Parent in Parent's sole and absolute discretion) of Parent's Common Stock dated as of September 30, 2010.

        Parent Equity Plan.    "Parent Equity Plan" means Parent's 2009 Equity Incentive Plan, as amended and restated.

5

        Parent Financing Agreements.    "Parent Financing Agreements" means the amended and restated investor rights agreement and amended and restated stockholders agreement of Parent.

        Parent Options.    "Parent Options" means stock options to be granted pursuant to the Parent Equity Plan.

        Parent Series E Stock.    "Parent Series E Stock" shall mean the Series E Preferred Stock, par value $0.01 per share, of Parent; provided, that, in the event that the Parent Series E Stock has been converted into Parent Common Stock, all references to Parent Series E Stock shall be deemed to refer to the equivalent number of shares of Parent Common Stock as were or would have been issued upon conversion of such Parent Series E Stock.

        PBGC.    "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Subsidiary.    An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect a majority of the members of such Entity's board of directors or other governing body or (b) a majority of the outstanding equity or financial interests of such Entity.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

6

EXHIBIT B

FORM OF WRITTEN CONSENT

1

 MAJORITY WRITTEN CONSENT OF THE
CAPITAL STOCKHOLDERS OF
BIOPROTECTION SYSTEMS CORPORATION

        The undersigned, being the holders of a majority of the shares entitled to vote of the Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock (collectively, the "Capital Stockholders"), voting as one class on an as-converted basis, of BioProtection Systems Corporation, a Delaware corporation (the "Company"), acting pursuant to Section 228 and any other applicable provisions of the Delaware General Corporation Law, do hereby waive all notice of the time, place and purpose of a meeting of the Capital Stockholders and do hereby consent to the adoption of, and do hereby adopt, the following resolutions:

  WHEREAS, the board of directors of the Company (the "Board") approved and unanimously recommended that the stockholders approve a merger of the Company with a wholly owned subsidiary of NewLink Genetics Corporation, a Delaware corporation ("NewLink") , pursuant to which the stockholders of the Company will receive shares of Series E Preferred Stock of NewLink in exchange for their shares of capital stock of the Company (the "Merger");

  WHEREAS, the proposed terms of the Merger are set forth in that certain draft Agreement and Plan of Merger (the "Merger Agreement"), among the Company, NewLink, BPS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of NewLink, and BPS Stockholder Representative, LLC as the Stockholders' Representative, a copy of which is attached hereto as Exhibit A and the principal terms of which are described in the Information Statement dated November 19, 2010, attached hereto as Exhibit B;

  WHEREAS, pursuant to Section 7 of the Merger Agreement, the Capital Stockholders other than NewLink will be obligated to indemnify NewLink, NewLink's affiliates and certain other related persons, such as NewLink's officers and directors, for costs and damages specified in the Merger Agreement in an amount up to 20% of the consideration to be paid to such Capital Stockholders, which amount will be withheld until such indemnification obligation expires, and which costs and damages generally include costs and damages resulting from (i) a Capital Stockholder's exercise of dissenter's rights under Delaware law, (ii) breaches by the Company of its representations, warranties, covenants or obligations and (iii) legal proceedings related to such matters (the "Indemnity Obligation");

  WHEREAS, the Merger must be approved by the holders of at least a majority of the outstanding shares of (i) Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis; and (ii) Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis;

  WHEREAS, pursuant to the Third Amended and Restated Certificate of Incorporation of the Company (the "Articles"), the holders of Series A Common Stock are entitled to cast the number of votes equal to the number of shares of Series B Common Stock into which a share of Series A Common Stock is then convertible;

  WHEREAS, pursuant to the Articles, the holders of the Series A Preferred Stock are entitled to cast the number of votes equal to the number of shares of Series B Common Stock into which a share of Series A Preferred Stock is then convertible;

  WHEREAS, pursuant to the Articles, the holders of the Series B Preferred Stock are entitled to cast the number of votes equal to the number of shares of Series B Common Stock into which a share of Series B Preferred Stock is then convertible;

1

  NOW, THEREFORE, BE IT RESOLVED, that the Merger and the Merger Agreement, including the Indemnity Obligation, be and they hereby are adopted and approved in substantially the form previously furnished to the undersigned;

  FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and empowered to cause a certificate of merger, in substantially the form attached hereto as Exhibit C, to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger;

  FURTHER RESOLVED, BPS Stockholder Representative, LLC, pursuant to the terms of the Merger Agreement be, and he hereby is, appointed as the Representative, as that term is defined in the Merger Agreement, to pursue and resolve all claims and remedies on behalf of the shareholders in accordance with the terms of the Merger Agreement.

  FURTHER RESOLVED, that each of the BioProtection Systems Corporation Amended and Restated Stockholders Agreement and the BioProtection Systems Corporation Amended and Restated Investor Rights Agreement shall terminate immediately prior to Closing (as that term is defined in the Merger Agreement);

  FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and empowered, in the name and on behalf of the Company, to take such additional action and to execute and deliver such additional agreements, documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolutions, the authority for the taking of such action and the execution and delivery of such agreements, documents and instruments to be conclusively evidenced thereby;

  FURTHER RESOLVED, that all actions heretofore taken by the officers of the Company in furtherance of the foregoing resolutions or as otherwise taken prior to the date hereof be and they hereby are ratified, confirmed and approved in all respects; and

  FURTHER RESOLVED, that any officer of the Company be and each hereby is authorized and may certify that this consent has been duly adopted, is in full force and effect and is in accordance with the provisions of the Articles and the Bylaws of the Company.

2

        This consent may be signed in one or more counterparts, all of which together shall constitute one and the same consent. This consent shall be filed with the minutes of the Company.

DATED:                                  , 2010

CAPITAL STOCKHOLDER:
[Print Name]
[Signature]
[Title, if applicable]

CAPITAL STOCKHOLDER CONSENT
SIGNATURE PAGE

 MAJORITY WRITTEN CONSENT OF THE
PREFERRED STOCKHOLDERS OF
BIOPROTECTION SYSTEMS CORPORATION

        The undersigned, being the holders of a majority of the shares entitled to vote of the Series A Preferred Stock and the Series B Preferred Stock (collectively, the "Preferred Stockholders"), voting as one class on an as-converted basis, of BioProtection Systems Corporation, a Delaware corporation (the "Company"), acting pursuant to Section 228 and any other applicable provisions of the Delaware General Corporation Law, do hereby waive all notice of the time, place and purpose of a meeting of the Preferred Stockholders and do hereby consent to the adoption of, and do hereby adopt, the following resolutions:

  WHEREAS, the board of directors of the Company (the "Board") approved and unanimously recommended that the stockholders approve a merger of the Company with a wholly owned subsidiary of NewLink Genetics Corporation, a Delaware corporation ("NewLink"), pursuant to which the stockholders of the Company will receive shares of Series E Preferred Stock of New Link in exchange for their shares of capital stock of the Company (the "Merger");

  WHEREAS, the proposed terms of the Merger are set forth in that certain draft Agreement and Plan of Merger (the "Merger Agreement"), among the Company, NewLink, BPS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of NewLink, and BPS Stockholder Representative, LLC as the Stockholders' Representative, a copy of which is attached hereto as Exhibit A and the principal terms of which are described in the Information Statement dated November 19, 2010, attached hereto as Exhibit B;

  WHEREAS, pursuant to Section 7 of the Merger Agreement, the Preferred Stockholders other than NewLink will be obligated to indemnify NewLink, NewLink's affiliates and certain other related persons, such as NewLink's officers and directors, for costs and damages specified in the Merger Agreement in an amount up to 20% of the consideration to be paid to such Preferred Stockholders, which amount will be withheld until such indemnification obligation expires, and which costs and damages generally include costs and damages resulting from (i) a Preferred Stockholder's exercise of dissenter's rights under Delaware law, (ii) breaches by the Company of its representations, warranties, covenants or obligations and (iii) legal proceedings related to such matters (the "Indemnity Obligation");

  WHEREAS, the Merger must be approved by the holders of at least a majority of the outstanding shares of (i) Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis; and (ii) Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis;

  WHEREAS, pursuant to the Third Amended and Restated Certificate of Incorporation of the Company (the "Articles"), the holders of the Series A Preferred Stock are entitled to cast the number of votes equal to the number of shares of Series B Common Stock into which a share of Series A Preferred Stock is then convertible;

  WHEREAS, pursuant to the Articles, the holders of the Series B Preferred Stock are entitled to cast the number of votes equal to the number of shares of Series B Common Stock into which a share of Series B Preferred Stock is then convertible;

  NOW, THEREFORE, BE IT RESOLVED, that the Merger and the Merger Agreement, including the Indemnity Obligation, be and they hereby are adopted and approved in substantially the form previously furnished to the undersigned;

  FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and empowered to cause a certificate of merger, in substantially the form attached hereto as Exhibit C, to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger;

  FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and empowered, in the name and on behalf of the Company, to take such additional action and to execute and deliver such additional agreements, documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolutions, the authority for the taking of such action and the execution and delivery of such agreements, documents and instruments to be conclusively evidenced thereby;

  FURTHER RESOLVED, that all actions heretofore taken by the officers of the Company in furtherance of the foregoing resolutions or as otherwise taken prior to the date hereof be and they hereby are ratified, confirmed and approved in all respects; and

  FURTHER RESOLVED, that any officer of the Company be and each hereby is authorized and may certify that this consent has been duly adopted, is in full force and effect and is in accordance with the provisions of the Articles and the Bylaws of the Company.

2

        This consent may be signed in one or more counterparts, all of which together shall constitute one and the same consent. This consent shall be filed with the minutes of the Company.

DATED:                        , 2010

PREFERRED STOCKHOLDER:
[Print Name]
[Signature]
[Title, if applicable]

PREFERRED STOCKHOLDER CONSENT
SIGNATURE PAGE

EXHIBIT C

REDEMPTION AGREEMENT

        THIS REDEMPTION AGREEMENT (the "Agreement") is made as of this [      ] day of [                          ], 2010, by and between BioProtection Systems Corporation, a Delaware corporation (the "Company"), and                                [Stockholder's printed name] (the "Stockholder").

R E C I T A L S:

        A.    The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), with NewLink Genetics Corporation, a Delaware corporation ("Parent"), BPS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the other parties named therein, pursuant to which Merger Sub will merge with and into the Company (the "Merger") and as a result of the Merger, the Company will become a wholly owned subsidiary of Parent;

        B.    the Stockholder is the record owner of                    [insert number of shares] shares of $0.01 par value Company Series B Common Stock (as such term is defined in the Merger Agreement) (the "Shares");

        C.    the Company proposes to redeem from the Stockholder all of the Shares owned by such Stockholder (the "Redemption") at a purchase price equal to $        per share;

        D.    the board of directors of the Company has determined that the Redemption is in the best interests of the Company; and

        E.    the Company has requested, as a condition to the Redemption, that the Stockholder execute and deliver this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

        Section 1.1    Repurchase of Shares.    Stockholder agrees to sell, transfer and convey to the Company, and the Company agrees to purchase from Stockholder, the Shares at a price per share of $        , for an aggregate purchase price of $            (the "Purchase Price"). As a condition to the obligations of the Company to consummate the Redemption, on the date hereof, the Stockholder shall deliver to the Company (i) a Stock Assignment Separate from Certificate, in the form attached hereto as Exhibit A, and (ii) the original stock certificate for the Shares (or a loss affidavit in a form acceptable to the Company). The closing of the Redemption under this Agreement (the "Closing") shall occur at a time and place designated by the Company. At the Closing, the Company shall deliver the Purchase Price to the Stockholder. This Agreement shall become null and void and of no further force and effect if the Company notifies Stockholder that it has determined not to proceed with the Redemption.

ARTICLE II

SELLER'S REPRESENTATIONS AND WARRANTIES

        The Stockholder represents, warrants and covenants to the Company that the following statements are true and correct upon execution of this Agreement and at all times through the Closing:

        Section 2.1    Authority.    The Stockholder has the legal capacity and all other power and authority necessary to execute, deliver and perform his, her or its obligations under, and to consummate the transactions contemplated by, this Agreement. This Agreement has been duly executed and delivered by the Stockholder, and this Agreement is, and each of the other related documents when executed and delivered will be, a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable principles of equity and insolvency laws.

        Section 2.2    No Conflicts.    The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby: (i) will not conflict or violate any court order, judgment or decree applicable to the Stockholder or by which the property of Stockholder is bound or affected, (ii) will not conflict with or result in any breach of or constitute a default under any contract or agreement to which Stockholder is a party or by which Stockholder or Stockholder's property is bound or affected, which conflict, violation, breach or default would adversely affect Stockholder's ability to perform Stockholder's obligations hereunder, and (iii) do not and will not require any consent or other action by any third party under any provision of any agreement, contract or other instrument binding on Stockholder.

        Section 2.3    Title.    Stockholder has good and valid title to the Shares, and upon payment of the Purchase Price for the Shares, in accordance with the terms hereof, the Company will acquire good and valid title to the Shares, free and clear of any liens, encumbrances, equities and claims.

        Section 2.4    Waiver.    At the Closing, all of Stockholder's right, title and interest in and to the Shares shall terminate, and Stockholder thereafter relinquishes and waives any and all rights and benefits it previously had with respect to the Shares, except for the right to receive the Purchase Price for the Shares in accordance with the terms of this Agreement.

        Section 2.5    Adequate Opportunity; Independent Counsel.    The Stockholder has received a copy of an information statement dated [                        ] that contains information about the proposed Merger and includes a copy of the Merger Agreement. Stockholder acknowledges and understands that by entering into this Agreement and accepting the Redemption, Stockholder is foregoing participation in the Merger and will not receive the securities of Parent being offered as consideration to Merger participants. Stockholder has had adequate opportunity to discuss the terms of the Merger, as well as the Company's and Parent's business, management and financial affairs with the Company's management and to obtain any additional information necessary to assess the value of the Shares and the Stockholder's decision to sell the Shares, verify the accuracy of the information provided to the Stockholder and such other information as it considers necessary or appropriate to evaluate the merits and risks of engaging in the transactions contemplated hereby. Stockholder has been provided with an adequate opportunity to consult with Stockholder's own counsel with respect to this Agreement.

ARTICLE III

MISCELLANEOUS

        Section 3.1    Notices.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Office Box, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at his address hereinafter shown below his or its signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

        Section 3.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied by Delaware courts to contracts made and to be performed entirely in Delaware by residents of that State. The parties agree that the courts sitting in Iowa shall have the exclusive jurisdiction over them for purposes of any actions arising out of or as a result of this Agreement.

        Section 3.3    Further Assurances.    The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

2

        Section 3.4    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, inure to the benefit of and be binding upon Stockholder, his heirs, executors, administrators, successors, and assigns.

        Section 3.5    No Representation as to Fair Market Value.    The Company makes no representation as to the fair market value of the Shares. Stockholder recognizes and acknowledges that (a) Stockholder has made his/her/its own determination as to the adequacy of the price being offered and has not relied on any assessment of the adequacy of the offer price by the Company or any officer or representative of the Company; (b) the purchase price for the Shares has been negotiated in good faith and at arms length; (c) future events, including a possible initial public offering of the securities of Parent into which the securities being offered as consideration in the Merger are convertible, could cause the value of the securities being offered as Merger consideration to increase substantially; and (d) Stockholder will receive cash for the Shares and will have no right to participate in any such increase in the value of Parent securities.

        Section 3.6    Entire Agreement.    This Agreement and the other documents delivered hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may be modified only by an agreement in writing signed by the parties. This Agreement shall automatically terminate and be of no force or effect in the event the Merger Agreement is terminated prior to Closing (as such term is defined in the Merger Agreement).

        Section 3.7    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be unenforceable or invalid under applicable law, the provision shall be ineffective only to the extent necessary to render the remaining portion of this Agreement binding and enforceable except to the extent that the unenforceable or invalid provision materially impacts the intent of the parties hereunder.

        Section 3.8    Waiver of Breach.    No waiver of a breach of any provision of this Agreement by any party shall be effective unless made expressly in writing and no such waiver shall constitute or be construed as a waiver by such party of any future breach of the same or any other provisions of this Agreement.

        Section 3.9    Counterparts.    This Agreement may be executed and delivered in two or more counterparts, each of which shall be an original document and all of which together shall constitute a single binding agreement.

        Section 3.10    No Attorney-Client Relationship with Company Counsel.    Stockholder acknowledges that this Agreement has been prepared on behalf of the Company by counsel to the Company and that counsel to the Company does not represent, and is not acting on behalf of, Stockholder.

        Section 3.11    Attorneys' Fees; Specific Performance.    Stockholder shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys' fees. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Shares and that the Company shall be entitled to specific enforcement of its rights to purchase and receive said Shares.

        Section 3.12    Indemnity.    Stockholder agrees to indemnify and hold harmless the Company and its officers, directors, employees and agents from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages or obligations of every kind and nature, arising from, and in connection with, the redemption of the Shares.

3

        Section 3.13    Captions/Recitals.    The captions and numbers of the various sections hereof are included for convenience of reference only and do not in any way affect the meaning or interpretation of the substantive provisions hereof. The recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

        Section 3.14    Survival of Representations and Warranties.    All representations, warranties, covenants and agreements made by any party to this Agreement shall survive the execution, delivery and consummation of this Agreement.

ARTICLE IV

RELEASE OF ALL CLAIMS

        Section 4.1    Release of All Claims.    Stockholder, on behalf of itself, and its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives, agents and affiliates, hereby releases, acquits and forever discharges the Company, Parent and Merger Sub and each of their respective officers, directors, predecessors, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to this Agreement, the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement, other than the right to receive the aggregate Purchase Price payable hereunder in respect of the Shares upon the Closing.

        Section 4.2    Covenant Not to Sue.    To the maximum extent permitted by law, the Stockholder covenants not to sue or to institute or cause to be instituted any action based on claims released herein in any federal, state or local agency or court. In the event that either party brings a claim covered by this release or seeks to recover damages in any claim brought by a governmental agency on such party's behalf, this Agreement shall serve as a complete defense to such claims.

4

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph above.

COMPANY:		SELLER:
BIOPROTECTION SYSTEMS CORPORATION, a Delaware corporation		[Signature of Stockholder]
Signed:

By:	Charles Link	[Print Name of Stockholder]
Its:	Chief Executive Officer
Address:
Address:
2901 South Loop Drive Suite 3360 Ames, Iowa 50010
[Social Security Number of Stockholder]

5

 EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED, I,                                 [Print Stockholder's Name], do hereby sell, assign and transfer unto BioProtection Systems Corporation, a Delaware corporation (the "Company"),                        [Number of Shares sold] shares of $.01 par value Company Series B Common Stock (the "Shares") standing in my name on the books of the Company, represented by Certificate No.:                         [Insert Certificate Numbers], together with any uncertificated Shares that I may own and wish to sell to the Company, and do hereby irrevocably designate [the Secretary of the Company], as attorney-in-fact, to transfer the Shares on the books and records of the Company and to cancel the Shares with full power of substitution in the premises.

        Dated as of this [        ] day of [                        ], 2010.

[Stockholder's Signature]
WITNESS:
[Stockholder's Printed Name]
[Witness Signature]

A-1

EXHIBIT D

DISPUTE RESOLUTIONS PROCEDURES

        Subject to the provisions of Section 8.7(c) of the Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 7 of the Agreement (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon Fraud, relating to the Agreement or the Merger after the Closing) shall be brought and resolved exclusively as follows:

          (a)   If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 7 of the Agreement or for which it is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Merger, such Indemnitee may deliver a claim notice (a "Claim Notice") to the Representative. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Section 7 of the Agreement or is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Transaction; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee's claim; and (iii) contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the "Claimed Amount").

          (b)   During the 20 day period commencing upon receipt by the Representative of a Claim Notice from an Indemnitee (the "Dispute Period"), the Representative may deliver to the Indemnitee a written response (the "Response Notice") in which the Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause "(ii)" or "(iii)" of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Representative's claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee's Claim Notice being referred to as the "Contested Amount"). If a Response Notice is not received by the Indemnitee from the Representative prior to the expiration of the Dispute Period, then the Representative shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

          (c)   If the Representative in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, the Representative shall include in such Response Notice the Representative's irrevocable written agreement that the full Claimed Amount (up to the amount of the Holdback Amount) may be retained by Parent from the Holdback Amount. If no Response Notice is received by the Indemnitee from the Representative prior to the expiration of the Dispute Period, it shall be conclusively agreed that Parent shall be entitled to retain the full Claimed Amount from the Holdback Amount.

          (d)   If the Representative in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the "Agreed Amount"), the Representative shall include in such Response Notice the Representative's irrevocable written agreement that the Agreed Amount may be retained by Parent from the Holdback Amount.

          (e)   If any Response Notice expressly indicates that there is a Contested Amount, the Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Representative and the Indemnitee resolve such dispute, such resolution

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  shall be binding on the Representative, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the "Stipulated Amount") shall be signed by such Indemnitee and the Representative. The Representative shall cause to be included in such settlement agreement its irrevocable written agreement that the Stipulated Amount may be retained by Parent from the Holdback Amount.

          (f)    In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Representative, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or the Company in a litigation or arbitration), such dispute (an "Arbitrable Dispute") shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Exhibit D shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

              (i)  Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in Ames, Iowa in accordance with JAMS' Comprehensive Arbitration Rules and Procedures (the "JAMS Rules") then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Representative and the Indemnitee in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Representative, the Indemnitors and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction.

             (ii)  Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Representative or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

           (iii)  The arbitrator shall be mutually agreed upon by the Indemnitee and the Representative. In the event the Indemnitee and the Representative are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause "(iv)" hereof.

            (iv)  No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, Parent, the Surviving Corporation, the Company, the Representative, any of the Indemnitors or any "affiliate" (as such term is defined in Rule 12b-2 of the Securities Act), director or officer thereof, unless following full disclosure of all such relationships, the Indemnitee and the Representative agree in writing to waive such requirement with respect to an individual in connection with any dispute.

             (v)  The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Representative.

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            (vi)  No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Exhibit D. The Indemnitee and the Representative agree to act in good faith to promptly exchange relevant documents.

           (vii)  The Indemnitee and the Representative (on behalf of the Indemnitors) will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

          (viii)  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Exhibit D or the Agreement.

            (ix)  Except as specifically otherwise provided in this Exhibit D or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Exhibit D or the Agreement.

          (g)   Upon resolution of the arbitration described in clause "(f)" of this Exhibit D, the Representative shall, within two business days following the entry of the arbitrator's decision by a court of competent jurisdiction, or such other period of time as may be set forth in the arbitrator's decision, provide Parent with its irrevocable written agreement that the amount of the award specified in the arbitrator's decision, if any, may be retained by Parent from the Holdback Amount.

          (h)   If: (i) Parent has retained any Holdback Amount; and (ii) it is subsequently agreed to by Parent and the Representative (or determined by binding arbitration as described above) that the Indemnitees are not entitled to retain any portion of the Holdback Amount, then, within five business days after such agreement or determination is made, Parent shall pay to the former Company Stockholders entitled thereto (in accordance with their Holdback Contribution Amount as set forth in the Spreadsheet) their portion of the Holdback Amount.

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  Exhibit 10.75
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
EXHIBIT A
CERTAIN DEFINITIONS
EXHIBIT B
FORM OF WRITTEN CONSENT
MAJORITY WRITTEN CONSENT OF THE CAPITAL STOCKHOLDERS OF BIOPROTECTION SYSTEMS CORPORATION
MAJORITY WRITTEN CONSENT OF THE PREFERRED STOCKHOLDERS OF BIOPROTECTION SYSTEMS CORPORATION
EXHIBIT C
REDEMPTION AGREEMENT
R E C I T A L S
ARTICLE I PURCHASE AND SALE OF SHARES
ARTICLE II SELLER'S REPRESENTATIONS AND WARRANTIES
ARTICLE III MISCELLANEOUS
ARTICLE IV RELEASE OF ALL CLAIMS
EXHIBIT A
ASSIGNMENT SEPARATE FROM CERTIFICATE
EXHIBIT D
DISPUTE RESOLUTIONS PROCEDURES